Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AERIE PHARMACEUTICALS, INC.

September 20, 2021

Benjamin F. McGraw III, Pharm. D.
[***]

Dear Ben:

On behalf of Aerie Pharmaceuticals, Inc. (the “Company”), this letter Agreement memorializes the terms of your employment with the Company to serve as Interim Executive Chair of the Board of Directors of the Company (the “Board”), effective as of September 17, 2021 (the “Effective Date”).

1.Position. During the Term (as defined below) you will serve as Interim Executive Chair, reporting to the Board and will have those duties and responsibilities as determined from time to time by the Board, including, but not limited to working with members of the Company’s executive team to fulfill the responsibilities of the Office of the Chief Executive Officer. In addition, you will be designated as, and will have the responsibilities of being, the Company’s principal executive officer for purposes of the Company’s reporting obligations with the Securities and Exchange Commission under applicable securities laws and regulations. During the Term, you will no longer serve in your capacity as the Lead Independent Director of the Board, nor as Chair of the Compensation Committee of the Board; however, it is the Board’s intent to have you return to those roles (or other roles as determined by the Board) following the expiration of the Term, subject to the Company’s obligations to remain in compliance with applicable governance standards related to director independence under NASDAQ’s listing requirements.
2.Term. This Agreement will remain in effect for the period beginning on the Effective Date and ending on the earlier of (i) the date that is the six month anniversary of the Effective Date, or such later date as you and the Board may mutually agree in writing; and (ii) the date mutually agreed by you and the Board on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer of the Company, unless the Agreement is terminated earlier by you or the Board, as set forth below (the “Term”). For the avoidance of doubt, your employment is at will, and either you or the Board (by a vote of the majority of the independent directors then in office) may terminate the employment relationship upon written notice to the other at any time and for any reason not prohibited by law.
3.Cash Compensation.
a.Base Salary. Beginning on the Effective Date and during the Term, you will receive cash compensation in an amount equal to $600,000 per annum, payable in accordance with the Company’s normal payroll practices.

b.Fees for Service as a Director. During the Term, you will not continue to receive any cash retainers or committee fees for your service as a member of the Board or any committee of the Board and will not be entitled to receive an annual non-employee director equity compensation grant. All outstanding stock options and restricted stock awards granted to you prior to the Effective Date will continue to vest in the normal course pursuant to the terms and conditions of the award agreements evidencing those awards. For the avoidance of doubt, your transition to the Interim Executive Chair role will not be considered a separation from service for purposes of any of your outstanding equity awards.
c.Expenses and Reimbursements. The Company will pay or reimburse you for all customary expenses incurred by you during the Term in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.
4.Equity Awards. The Company will grant to you a special equity award (the “Equity Award”) with a grant value of $1,000,000, 60% of which will be awarded in the form of a stock option grant and 40% of which will be awarded in the form of restricted stock grant. The number of shares underlying the stock option grant will be determined based on the Black-Scholes value on the date of grant, and the exercise price of the stock options will be set as the closing price of a share of the Company’s common stock on the date of grant. The number of shares of restricted stock will be determined based on the closing price of a share of the Company’s common stock on the date of grant. The Equity Award will cliff vest on the earlier of (i) the six month anniversary of the Effective Date or (ii) the date that occurs on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer of the Company on which you and the Board have mutually agreed that your service as Interim Executive Chair will cease, in each case subject to your continued employment (in the role as Interim Executive Chair) until such date. Notwithstanding the forgoing, if during the Term there is termination of your service as Interim Executive Chair as a result of your death or Disability (as defined in the Company’s Amended and Restated Omnibus Incentive Plan), the Equity Award will vest in full, as of the date of such termination event. Each of the stock option portion and restricted stock portion of the Equity Award will documented by execution of a written award agreement, with terms and conditions not inconsistent with the terms of this Paragraph 4 and subject to the terms of the Company’s Amended and Restated Omnibus Incentive Plan.
5.Benefits; Company Policies. You will be entitled to participate in all health, welfare, insurance, and retirement programs of the Company as are in effect from time to time and in which other senior executives of the Company participate, subject to meeting the eligibility requirements of such programs.
6.Termination of Employment Relationship. Upon termination of your employment, for any reason, you will not be eligible for any severance pay or other severance benefits, other than payment of any accrued but unpaid base salary as of the date your employment ceases and any business expenses incurred prior to the date your employment ceases, in accordance with Paragraphs 3(a) and 3(c), respectively.

7.Covenants. You recognize and acknowledge that in the course of your duties you have and will continue to receive confidential or proprietary information owned by the Company and its affiliates or third parties with whom the Company or its affiliates has an obligation of confidentiality. Accordingly you agree to be bound by and comply fully with the covenants set forth in Exhibit A, attached hereto.
8.Tax Matters.
a.Withholding. All sums payable to you under this Agreement will be reduced by all federal, state, local and other withholding and similar taxes and payments as required by applicable law.
b.Section 409A of the Code. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expense eligible for reimbursement or in kind benefits to be provided in any other calendar year, (ii) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses and (iii) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
c.Section 280G of the Code. If any of the payments or benefits provided or to be provided to you by the Company pursuant to the terms of this Agreement or otherwise constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G (as may be amended or replaced) of the Code then such Parachute Payments to be made to you hereunder shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in Parachute Payments is necessary so that no portion of the Parachute Payments is subject to the Excise Tax, reduction shall occur in the manner that results in the greatest economic benefit to you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. The independent registered public accounting firm engaged by the Company for general purposes as of the day prior to the date of the event triggering the Parachute Payment, or such other firm as reasonably engaged by the Company for analysis of parachute payment issues generally in connection with the triggering event, (i) will make all determinations and calculations required to be made under this Paragraph 8(c), in consultation with appropriate Company counsel and (ii) will provide you and the Company with reasonable information and documentation to confirm the determinations and calculations made in connection with this Paragraph 8(c). The Company will bear all expenses with respect to such determinations and calculations.
9.Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be entitled to indemnification and advancement of expense as provided in the Company’s bylaws and the existing Indemnification Agreement between you and the Company (the “Indemnification Agreement”).
10.Miscellaneous.
a.Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws. Venue shall take place in the exclusive jurisdiction of the federal and state courts in the State of North Carolina.
b.Amendment. This Agreement cannot be amended orally, or by course of conduct or dealing, but only by written agreement signed by the parties.
c.Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
d.Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, will be in writing and will be delivered personally or by an overnight courier service or by e-mail, to you, at the address you have most recently provided to the Company in writing and to the Chair of the Compensation Committee, on behalf of the Company, with a copy to the Company’s General Counsel, at the Company’s headquarters or the relevant e-mail address used for Company director communications. Notices will be deemed given when so delivered personally or by overnight courier, or, if e-mailed, when it can be verified that the e-mail was received.
e.Entire Agreement. This Agreement (including Exhibit A) and the Indemnification Agreement, set forth the entire agreement between you and the Company relating to your service as Interim Executive Chair, and supersedes all prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth in this Agreement. While the point should be obvious, you will continue to be bound by all fiduciary obligations and other obligations imposed by law on the Company’s directors and officers.

[Signature page follows]

Ben, we look forward to working with you in this capacity. If the foregoing accurately reflects your understanding of the terms that will apply in connection with your employment as Interim Executive Chair, kindly acknowledge your agreement by signing below where indicated and returning a signed copy to me.

    Sincerely,

    /s/ John W. LaRocca
    Name:     John W. LaRocca, Esq.
    Title:     General Counsel and Assistant Secretary

AGREED AND ACCEPTED BY:

/s/ Benjamin F. McGraw
Name: Benjamin F. McGraw III, Pharm. D.

Date: September 20, 2021

Exhibit A
Covenants

1. Confidential Information and Inventions

(a)     During and after the Term, you agree to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. You expressly acknowledge the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information may constitute a protectable business interest of the Company. You agree not to:
(i)use any such Confidential and Proprietary Information for personal use or for others; and
(ii)permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of your duties to the Company; provided, however, that you shall not be prevented from using or disclosing any Confidential and Proprietary Information:
A.     that you can demonstrate was known to him prior to the commencement of his service as a director of the Company;
B.     that is now, or becomes in the future, available to persons who are not required, by contract or otherwise, to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions by you; or
C.     that you are compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) you shall use your reasonable best efforts to give the Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential and Proprietary Information, and (2) thereafter you shall disclose only the minimum Confidential and Proprietary Information required to be disclosed in order to fully and truthfully comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential and Proprietary Information that is disclosed pursuant to this paragraph shall remain Confidential and Proprietary Information for all other purposes.
Notwithstanding the foregoing, nothing herein shall preclude your right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law
[Exhibit A - Exec Chair Letter Agreement]

enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. In addition, you acknowledge that you have received notice of the immunity from liability to which you are entitled for the disclosure of confidential information or a trade secret to the government or in a court filing as provided by Federal law, as set forth below in this Exhibit A.
(b) You agree to immediately return to the Company all Company material and reproductions thereof (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in his possession upon request and in any event immediately upon termination of employment.
(c) Except with prior written authorization by the Company, you agree not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.
(d) You agree that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by you, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. You hereby assign to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section (d) of Exhibit A with respect to any Invention that is not directly or indirectly related to the Company’s business. You further agree to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end you will execute all documents necessary:
(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
(e) You acknowledge that you or other employees, agents or advisors of the Company or its affiliates in the course of their services on behalf of the Company, may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). You understand, acknowledge and agree that you shall not pursue any such Corporate Opportunity for yourself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Board rejects such Corporate Opportunity. Notwithstanding
[Exhibit A - Exec Chair Letter Agreement]

the foregoing, nothing in this Agreement shall be construed as a limitation of your fiduciary duties as an officer and director of the Company.
Immunity Notice:

18 U.S.C. 1833(b) provides:
(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A) is made—
(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

2.     Non-Solicitation; Non-Disparagement.

(a)During the Term and for a period of twelve (12) months thereafter, you shall not, directly or indirectly, without the prior written consent of the Company engage in any Prohibited Solicitation. For purposes of this Agreement, a “Prohibited Solicitation” shall mean your (a) directly or indirectly hiring, contacting, inducing or soliciting (or assisting any person to hire, contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its affiliates, or (b) directly or indirectly inducing or soliciting (or assisting any person to induce or solicit) any customer, client or vendor of, or other person having a material business relationship with, the Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates, or directly or indirectly interfering with (or assist any person to interfere with) any relationship between the Company or any of its affiliates and any of their respective customers, clients, vendors or any third party with whom the Company has a material business relationship. Notwithstanding the foregoing, the prohibition on hiring any person described in clause (a) of the immediately preceding sentence shall apply during the Term and shall continue for a period of six (6) months and be limited to a person who is, or within the three (3) months prior to the date of such hiring was, an employee of the Company or any of its affiliates. Moreover, there shall be no prohibition on your hiring any person who was terminated or otherwise laid off by the Company.
(b)You and the Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the other
[Exhibit A - Exec Chair Letter Agreement]

party and in the case of the Company, any of its officers, directors, managers, or significant stockholders. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party
(c)In the event that either party materially breaches any provisions of Sections 1 or 2 of this Exhibit A, then, in addition to any other rights that the either party may have, either party shall be entitled to seek injunctive relief to enforce the restrictions contained in this Exhibit A, which injunctive relief shall be in addition to any other rights or remedies available under the law or in equity.
(d)The right and remedy enumerated in Section 2(c) of this Exhibit A shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available at law or in equity. If any of the covenants contained in this Exhibit A, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Exhibit A are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect a party’s right to the relief provided in this Exhibit A or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.
(e)In the event that an actual proceeding is brought in equity to enforce the provisions of this Exhibit A, you shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available. You agree that you shall not raise in any proceeding brought to enforce the provisions of this Exhibit A that the covenants contained in this Exhibit limit your ability to earn a living.
(f)The provisions of Sections 1 and 2 of this Exhibit A, as part of the Letter Agreement, shall survive any termination of the Letter Agreement.

[Exhibit A - Exec Chair Letter Agreement]